Exhibit 3.1

ENDORSED - FILED
In the office of the Secretary of State
of the State of California
MAR 18 2004
KEVIN SHELLEY
Secretary of State
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NGTV
Janak Vibhakar and Kourosh Taj certify that:

1. They are the President and the Chief Financial Officer, respectively, of NGTV, a California corporation.

2. The Amended and Restated Articles of Incorporation are hereby amended and restated to read as herein set forth in full.
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FIRST: The name of this corporation is NGTV.

SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking Business, the trust company business or the practice of a profession permitted to be incorporated by the California Code.

THIRD: This corporation is authorized to issue one class of shares designated as “Common Stock.” The total number of shares of Common Stock authorized for issuance is 140,000,000.

FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIFTH: This corporation is authorized to provided indemnification of its agents (as defined in Section 317(a) of the California Corporations Code) to the fullest extent permissible under California law through bylaw provisions, agreements with its agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. This corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code.
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3. The corporation’s Amended and Restated Articles designated a class of shares as “Preferred Stock.” The corporation no longer has any outstanding shares of Preferred Stock. This amendment and restatement does not provide for a class of preferred stock.

4. The foregoing amendment and restatement has been duly approved by the Board of Directors.

5. The foregoing amendment and restatement has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The corporation has one class of shares outstanding that is entitled to vote with respect to this amendment. The number of outstanding shares of Common Stock entitled to vote with respect to the amendment is 28,280,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of each class.
      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: February 12, 2004	Janak Vibhakar Janak Vibhakar, President
Kourosh Taj Kourosh Taj, Chief Financial Officer
OFFICE OF THE SECRETARY OF STATE OF CALIFORNIA SEAL

A0637604
ENDORSED — FILED
in the office of the Secretary of State
of the State of California

DEC 16 2005

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NGTV
Jay Vir certifies that:
      1. He is the Secretary and Co-President of NGTV, a California corporation.
      2. Article THIRD of the Second Amended and Restated Articles of Incorporation of this Corporation is amended to add the following:

“Effective upon filing of this amendment, the shares of common stock outstanding shall hereby be subject to a Reverse Stock Split such that every 23.23 shares of common stock shall be combined into 1 share of common stock, with any fractional shares being rounded up to the next whole share. No change shall be made to the authorized capital of 140,000,000 shares of common stock as a result of this amendment.”
      3. The foregoing amendment has been duly approved by the Board of Directors.
      4. The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 903(a)(2) of the Corporations Code. The corporation has one class of shares outstanding. The number of outstanding shares is 116,152,273 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.
      I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
Dated: December 15, 2005

/s/ Jay Vir

Jay Vir, Secretary and Co-President

[SEAL OF THE SECRETARY OF STATE]